ACME INTERMEDIATE HOLDINGS, LLC
                      a Delaware limited liability company




                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT










                            Dated September 24, 1997


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                                TABLE OF CONTENTS
                                                                                     PAGE
ARTICLE I       - DEFINED TERMS                                                       1

ARTICLE II      - ORGANIZATION AND POWERS                                             5
           2.01   Organization                                                        5
           2.02   Purposes and Powers                                                 5
           2.03   Principal Place of Business                                         6
           2.04   Qualification in Other Jurisdictions                                6
           2.05   Fiscal Year                                                         6

ARTICLE III     - MEMBERS                                                             6
           3.01   Membership Units                                                    6
           3.02   Issuance of Membership Units; Admission of New Members              7
           3.03   Certificated Common Units                                           7
           3.04   Voting Rights                                                       10
           3.05   Restrictions                                                        10
           3.06   Limitation on Liability of Members                                  11
           3.07   Authority                                                           11
           3.08   Withdrawals; Termination                                            11
           3.09   No Appraisal Rights                                                 12
           3.10   Compliance with Securities Laws and Other Laws and Obligations      12
           3.11   Member Insulation                                                   12

ARTICLE IV      - MANAGEMENT                                                          13
           4.01   Management                                                          13
           4.02   Reliance by Third Parties                                           14
           4.03   Officers                                                            14

ARTICLE V       - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND
                  ALLOCATIONS AND DISTRIBUTIONS                                       15
           5.01   Capital Contributions                                               15
           5.02   Capital Accounts and Allocations                                    15
           5.03   Distributions                                                       16
           5.04   Distributions Upon Dissolution                                      17
           5.05   Distribution Upon Withdrawal                                        18
           5.06   Tax Matters Partner                                                 18

ARTICLE VI      - TRANSFERS OF INTERESTS                                              19
           6.01   Restrictions on Transfers                                           19
           6.02   Substitute Members                                                  20
           6.03   Allocation of Distributions Between Assignor and Assignee           20

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ARTICLE VII     - INDEMNIFICATION                                                     20
           7.01   Right to Indemnification                                            20
           7.02   Award of Indemnification                                            21
           7.03   Successful Defense                                                  21
           7.04   Advance Payments                                                    22
           7.05   Insurance                                                           22
           7.06   Heirs and Personal Representatives                                  22
           7.07   Non-Exclusivity                                                     22
           7.08   Amendment                                                           22

ARTICLE VIII    - CONFLICTS OF INTEREST                                               22
           8.01   Transactions with Interested Persons; Conflicts                     22
           8.02   Business Opportunities                                              23

ARTICLE IX      - DISSOLUTION, LIQUIDATION, AND TERMINATION                           23
           9.01   No Dissolution                                                      23
           9.02   Events Causing Dissolution                                          23
           9.03   Notice of Dissolution                                               24
           9.04   Liquidation                                                         24
           9.05   Certificate of Cancellation                                         24

ARTICLE XI      - GENERAL PROVISIONS                                                  24
          10.01   Offset                                                              24
          10.02   Notices                                                             25
          10.03   Entire Agreement                                                    25
          10.04   Amendment or Modification; Terms                                    25
          10.05   Binding Effect                                                      25
          10.06   Governing Law; Severability                                         25
          10.07   Further Assurances                                                  25
          10.08   Waiver of Certain Rights                                            26
          10.09   Third-Party Beneficiaries                                           26
          10.10   Failure to Pursue Remedies                                          26
          10.11   Cumulative Remedies                                                 26
          10.12   Notice of Members of Provisions of this Agreement                   26
          10.13   Interpretation                                                      26
          10.14   Counterparts                                                        27

Schedule A        - Membership Units
Exhibit A         - Form of Common Unit
Annex A           - Form of Private Placement Legend

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                         ACME INTERMEDIATE HOLDINGS, LLC
                              Amended and Restated
                       LIMITED LIABILITY COMPANY AGREEMENT

     This Amended and Restated Limited Liability Company Agreement is made as of September 24, 1997 by and among ACME Intermediate Holdings, LLC (the "Company") and each of the Members listed on Schedule A hereto, and those Persons who become Members of the Company in accordance with the provisions hereof and whose names are set forth as such in the record books of the Company.


     WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, ss. 18.101 ET SEQ. (as am time tO time, the "Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on August 8, 1997;


     WHEREAS, certain of the Members are parties to the Limited Liability Company Agreement dated as of the date hereof (the "Initial Agreement"); and


     WHEREAS, the Members desire to amend and restate the Initial Agreement set out fully their respective rights, obligations and duties regarding the Company and its assets and liabilities as set forth herein.


     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members hereby agree as follows:


                            ARTICLE I - DEFINED TERMS


     Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined). Defined terms which are not defined in this Article I or elsewhere in this Agreement shall have the meaning ascribed to them in the Investment Agreement.


     "Affiliate" shall mean, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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     "Agreement"  shall mean this Amended and Restated Limited Liability Company
Agreement, as amended, modified, supplemented or restated from time to time.

            "Bankruptcy" means, with respect to a Person, that either (i) an involuntary petition under any bankruptcy or insolvency or other debtor relief law or under the reorganization provisions of any such law has been filed with respect to such Person or a receiver of or for the property of such Person has been appointed without the acquiescence of such Person, which petition or appointment remains undischarged or unstayed for an aggregate period of sixty
(60) days (whether or not consecutive) or (ii) a voluntary petition under any bankruptcy or insolvency or other debtor relief law or under the reorganization provisions of any such law has been filed by such Person, a voluntary assignment of such Person's property for the benefit of creditors has been made, a written admission by such Person of its inability to pay its debts as they mature has been made, a receiver of or for the property of such Person has been appointed with the acquiescence of such Person or such Person has done any similar act of like import.


            "Capital Contribution" shall mean with respect to any Initial Member the amount set forth opposite its name on SCHEDULE A and with respect to any New Member the amount set forth opposite its name on SCHEDULE A, as amended.


            "Certificate" shall mean the Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Secretary of State of the State of Delaware pursuant to the Act.


            "Common Members" shall mean those persons listed on SCHEDULE A hereto as Common Members.


            "Common Units" shall mean those Membership Units designated as Common Units, as described in Section 3.01 hereof.


            "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.


            "Distribution Percentage" shall mean a percentage determined for each holder of Common Units by dividing the aggregate Common Units of such holder by the aggregate Common Units of all holders of Common Units entitled to distributions at the time of such determination.


            "FCC" means the Federal Communications Commission.

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            "Indemnified  Parties" shall mean the Members , any Affiliate of the
Members and each Person serving as an Officer, employee or other agent of the Company (including Persons who serve at the Company's request as directors, managers, officers, employees, agents or trustees of another organization in which the Company has any interest as a shareholder, creditor or otherwise) and their respective successors and assigns.


            "Initial Capital Contribution" shall mean with respect to any Initial Member the amount set forth opposite its name on SCHEDULE A.


            "Initial Members" shall mean those Persons listed on SCHEDULE A hereto as Initial Members.


            "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time, together with any successor statute, and the rules and regulations promulgated thereunder.


            "Losses" shall mean all liabilities, judgments, obligations, losses, damages, taxes and interest and penalties thereon (other than (i) income taxes due on income allocated to Membership Units; and (ii) taxes based on fees, compensation or commissions received by an Indemnified Party in connection with the administration of the Company or the Company's property), claims, actions, suits or other proceedings (whether civil or criminal, pending or threatened, before any-court or administrative or legislative body, and as the same are accrued, in which an Indemnified Party may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while in office or thereafter), costs, expenses and disbursements (including, without limitation, legal and accounting fees and expenses) of any kind and nature whatsoever.


            "Member" shall mean the Initial Members and any Person admitted as a Member in accordance with the terms of this Agreement and named as a Member in the record books of the Company, and includes any Person admitted pursuant to the provisions of this Agreement when acting in his, her or its capacity as a Member of the Company, and "Members" shall mean two (2) or more of such Persons when acting in their capacities as Members of the Company.


            "New Member" shall mean any Member who is not an Initial Member.


            "Person" shall mean an individual, corporation, association, partnership (general or limited), joint venture, trust, unincorporated organization, limited liability company, any other entity or organization of any kind or a government or any department, agency, authority, instrumentality or political subdivision thereof.


            "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, together with any successor statute, and the rules and regulations promulgated thereunder.


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            "Subscription Agreement" shall mean a subscription agreement for the purchase of a Membership Unit in the Company, in a form acceptable to the Members or the Majority Members, as applicable.


            "Tax Rate" means, for any taxable year of a Member, the sum of the Federal Rate and the State Rate, with (a) the "Federal Rate" defined to mean the highest effective federal income tax rate applicable to any individual for such year and (b) the "State Rate" defined as the product of (i) the highest effective state income tax rate applicable to an individual Member for such year multiplied by (ii) a percentage equal to the difference between one hundred percent (100%) and the Federal Rate.


            "Taxable Income" and "Taxable Loss" mean, for any taxable year, the taxable income or loss attributable to such Member's distributive share of taxable income or loss of the Company, as determined for federal income tax purposes; provided that in making such determination all separately stated items of income, gain, loss and deduction (other than tax-exempt income) shall be included; and provided further, that in calculating Taxable Income and Taxable Loss, items of income, gain, loss and deduction attributable to the sale or exchange of all or substantially all of the assets of the Company shall be excluded from such calculation.


            "Transfer" shall mean any sale, assignment, transfer, exchange, charge, pledge, gift, hypothecation, conveyance or encumbrance (such meaning to be equally applicable to verb forms of such term).


            "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).


            The following terms shall have the meanings set forth in the indicated Sections hereof:


            DEFINED TERM                                  SECTION NUMBER

           "Act"                                             Preamble
           "Capital Account"                                 5.02
           "Certificate Register"                            3.03(f)
           "Company"                                         Preamble
           "Consolidated Group Securities"                   3.04(a)
           "Holdings"                                        5.03(a)
           "Liquidating Trustee"                             9.03
           "Majority Member"                                 4.01(b)
           "Membership Unit"                                 3.01
           "Private Placement Legend"                        3.03(c)
           "Senior Executive Offices"                        4.06
           "Tax Distributions"                               5.03
           "Tax Matters Partner"                             5.06

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                      ARTICLE II - ORGANIZATION AND POWERS


            2.01 ORGANIZATION. The name of the Company is ACME Intermediate Holdings, LLC. The Company has been formed by the filing of its Certificate with the Delaware Secretary of State pursuant to the Act. The Certificate may be restated or amended by the Members or the Majority Member, as applicable, from time to time in accordance with the Act and subject to the terms of this Agreement. The Company shall deliver a copy of the Certificate and any amendment thereto to any Member who so requests.


            2.02 PURPOSES AND POWERS. The principal business activity and purposes of the Company shall initially be to acquire, develop, own and operate television broadcast stations and to conduct any business related thereto or useful in connection therewith. However, the business and purposes of the Company shall not be limited to its initial principal business activity, and the Company shall, subject to the terms of this Agreement, have authority to engage in any other lawful business, purpose or activity permitted by the Act. Except as otherwise provided in this Agreement, the Company, and the Members or the Majority Member acting on behalf of the Company in accordance with this Agreement, shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are necessary, appropriate, proper, advisable, incidental or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company, including without limitation the following powers:


           (a) to conduct its business and operations in any state, territory or possession of the United States or in any foreign country or jurisdiction;


            (b) to purchase, receive, take, lease or otherwise acquire, own, hold, improve, maintain, use or otherwise deal in and with, sell, convey, lease, exchange, transfer or otherwise dispose of, mortgage, pledge, encumber or create a security interest in all or any of its real or personal property, or any interest therein, wherever situated;


            (c) to borrow or lend money or obtain or extend credit and other financial accommodations, to invest and reinvest its funds in any type of security or obligation of or interest in any public, private or governmental entity, and to give and receive interests in real and personal property as security for the payment of funds so borrowed, loaned or invested;


            (d) to make and modify contracts, including contracts of insurance, incur liabilities and give guaranties, whether or not such guaranties are in furtherance of the business and purposes of the Company, including without limitation, guaranties of obligations of other Persons who are interested in the Company or in whom the Company has an interest;

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            (e) to employ and terminate  Officers,  employees,  agents and other
Persons, to organize committees of the Company, to delegate to such Persons and/or committees such power and authority, the performance of such duties and the execution of such instruments in the name of the Company, to fix the compensation and define the duties and obligations of such personnel, to establish and carry out retirement, incentive and benefit plans for such personnel, and to indemnify such personnel to the extent permitted by this Agreement and the Act;


            (f) to form and maintain subsidiaries and to merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209 of the Act); and


            (g) to institute, prosecute, and defend any legal action or arbitration proceeding involving the Company, and to pay, adjust, compromise, settle, or refer to arbitration any claim by or against the Company or any of its assets.


            2.03 PRINCIPAL PLACE OF BUSINESS. The principal office and place of business of the Company shall initially be Suite 850, 650 Town Center Drive, Costa Mesa, California 92626. The Members or the Majority Member, as applicable, may change the principal office or place of business of the Company at any time and may cause the Company to establish other offices or places of business in various jurisdictions and appoint agents for service of process in such jurisdictions.


            2.04 QUALIFICATION IN OTHER JURISDICTIONS. The Members or the Majority Member, as applicable, shall cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.


            2.05 FISCAL YEAR. The fiscal year of the Company shall end on December 31 of each year.


                              ARTICLE III - MEMBERS


            3.01 MEMBERSHIP UNITS. The Members shall have no rights or powers in respect of the Company (including, without limitation, any rights in respect of allocations of profit and loss or distributions) other than the rights conferred by this Agreement represented by issued and outstanding units of membership interest (the "Membership Units"), which shall be deemed to be personal property giving only the rights provided in this Agreement and which shall consist of one class ("Common Units"), which shall have rights and privileges, including voting rights as expressly set forth in this Agreement. Every Member by virtue of having become a Member shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto. Ownership of a

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Membership  Unit  shall not  entitle a Member to any title in or to the whole or any part of the property of the Company or right to call for a partition or division of the same or for an accounting. The Initial Members of the Company, their addresses, and the respective classes and denominations of Membership Units held by them shall be as set forth on SCHEDULE A hereto, and said schedule shall be amended from time to time by the Members or the Majority Member, as applicable, in accordance with the terms hereof to reflect the withdrawal of Members or the admission of additional Members pursuant to this Agreement.


            The Company hereby authorizes for issuance 895,425 Common Units. As of the date hereof, the Company shall have issued 823,791 Common Units to the Initial Members as set forth on SCHEDULE A hereto.


            3.02      ISSUANCE OF MEMBERSHIP UNITS; ADMISSION OF NEW MEMBERS.


            (a) The Company is not authorized to offer and sell, or cause to be offered and sold, additional Membership Units or to admit additional Persons as Members except with the approval of the Members holding more than fifty percent (50%) in interest of the Common Units.


            (b) The Members or the Majority Member, as applicable, may establish eligibility requirements for admission of a subscriber as a New Member after the date hereof and may refuse to admit any subscriber that fails to satisfy such eligibility requirements. The Members or the Majority Member, as applicable, shall have the responsibility for determining whether a person or entity is eligible for admission as a New Member. Each Person who first subscribes for a Membership Unit in the Company after the date hereof shall be admitted as a New Member of the Company at the time (i) such Person executes a Subscription Agreement agreeing to be bound by the provisions hereof, (ii) the Members or the Majority Member, as applicable, at their sole discretion, accept such Subscription Agreement on behalf of the Company and (iii) the subscriber makes the Capital Contribution(s) required pursuant to the terms of this Agreement and its Subscription Agreement. None of the existing Members shall have any preemptive or similar right to subscribe to the issuance of new Membership Units in the Company, and each of the Members acknowledges that its membership interest is subject to adjustment (downward and upward) in the event of the admission of New Members to the Company pursuant hereto or the withdrawal of any Member from the Company.


            3.03   CERTIFICATED COMMON UNITS


                   (a) All Common Units at any time and from time to time outstanding shall be evidenced by certificates in the form attached as EXHIBIT A hereto (a "Unit Certificate") and shall bear the following legend: "These Common Units are subject to repurchase pursuant to the terms and conditions of the Membership Unitholders Agreement, dated September 30, 1997, by and among the Company, ACME Television

Holdings, LLC and CIBC Wood Gundy Securities Corp. and subject to the restrictions which prohibit the transfer of Common Units pursuant to the terms and conditions of the Amended and Restated Limited Liability Company Agreement, dated September 24, 1997, by and among the Company and its Members." Each Member by accepting a Unit Certificate representing Common Units or other indicia of ownership thereof shall be deemed to have expressly assented and agreed to, and shall be bound by, this Agreement and the terms and conditions of the Membership Unitholders Agreement.


                   (b) REGISTRATION OF TRANSFERS OR EXCHANGES. When Unit Certificates are presented to the Company with a request from the holder: (i) to register the transfer of the certificates; or (ii) to exchange such certificates for certificates of other denominations representing an aggregate equal number of Common Units, the Company shall register the transfer or make the exchange as requested if the requirements under this Agreement as set forth in this Section
3.03 and Section 6.01 for such transactions and transfers are met; provided, however, that the certificates presented or surrendered by a holder for registration of transfer or exchange: (i) shall be duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfaction to the Company duly executed by such holder or by his attorney, duly authorized in writing; and (ii) shall be accompanied by such certifications and opinions as may be required by the Company pursuant to Section 6.01, and the following additional information and documents, as applicable:


                         1. if  such  Common  Units  are  being delivered to the
Company by a holder for registration in the name of such holder, without transfer, a certification from such holder to that effect; or


                         2. if  such  Common  Units  are  being  transferred  in
reliance on an exemption from the registration requirements of the Securities Act, a certification from the transferor to that effect and an opinion of counsel reasonably satisfactory to the Company, to the effect that such transfer is in compliance with the Securities Act.


                   (c) Upon the registration of transfer, exchange or replacement of Unit Certificates not bearing the legend set forth in the first paragraph of ANNEX A attached hereto (the "Private Placement Legend"), the Company shall deliver Unit Certificates that do not bear the Private Placement Legend. Upon the registration of transfer, exchange or replacement of Unit Certificates bearing the Private Placement Legend, the Company shall deliver Unit Certificates that bear the Private Placement Legend unless, and the Company is hereby authorized to deliver Unit Certificates without the Private Placement Legend (except for any part of the legend that relates to contractual restrictions and the restrictions set forth in the second paragraph of Section 3.03(b) above) if (i) there is delivered to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer set forth in such legend or Section
6.01 of this Agreement are required in order to maintain compliance with the provisions of the Securities Act or (ii) the Common Units to be transferred or exchanged represented by such Unit Certificates are being transferred or exchanged pursuant to an effective registration statement under the Securities Act. Unit Certificates shall also bear appropriate legends with respect to the restrictions on transfer set forth in Section 6.01. Notwithstanding the foregoing, the terms and conditions set forth in Section 6.01 of this Agreement restrict the transfer of Membership Units.


                   (d) All Unit Certificates issued upon any registration, transfer or exchange of Unit Certificates shall be entitled to the same benefits under this Agreement as the Unit Certificates surrendered upon the registration of transfer or exchange. Prior to due presentment for registration of transfer of any Common Units, the Company may deem and treat the person in whose name any Common Units are registered as the absolute owner of such Common Units, and the Company shall not be required to recognize any equitable or other claim to or interest in such certificate, or be affected by notice to the contrary.


                   (e)  Other   than   following   the   applicable   terms  and
requirements of this Agreement, the Company shall have no additional duty to monitor compliance with federal, state or other securities laws.


                   (f) The Company will keep at its offices a register (the "Certificate Register"). Each Unit Certificate issued by the Company shall be numbered and shall be registered in the Certificate Register as it is issued and transferred, together with the name and address of the holder thereof.


                   (g) Any Transfer made in violation of this Agreement by a Member of any of its Affiliates shall be deemed null and void and shall not be recorded as a transfer upon the transfer books of the Company. Each Unit Certificate held by a holder and each of its Affiliates shall contain a conspicuous notation indicating that the transfer of the Common Units evidenced thereby is subject to the terms and restrictions of this Agreement, and each of the Members hereby consents to the placement of such legend on the certificate or certificates representing the Common Units beneficially owned by such party.


                   (h) Subject to compliance with Sections 3.03 and 6.01 and the terms and conditions of this Agreement, any Unit Certificate and all rights hereunder are transferable in whole or in part, without charge to the Members, upon surrender of such Unit Certificate in accordance with this Section 3.03, at the office of the Company. Upon any partial transfer, the Company shall, at the Member's expense, issue and deliver to the Member a new Unit Certificate of like tenor, in the name of the Member, with respect to the Common Units which were not so transferred.

                   (i) On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Unit Certificate and, in the case of any such loss, theft or destruction of any Unit Certificate, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender of such Unit Certificate to the Company and cancellation thereof, the Company, at the Member's expense, shall execute and deliver, in lieu thereof, a new Unit Certificate of like tenor.

     3.04 VOTING RIGHTS. Except as otherwise provided in this Agreement, no Member or holder of a Membership Unit shall have the right to amend or terminate this Agreement.


     3.05 RESTRICTIONS. Notwithstanding anything in this Agreement to the contrary, the following matters shall require the prior written consent of holders of more than fifty percent (50%) in interest of the Common Units:


           (a) the redemption, purchase or other acquisition for value (or payment into or set aside for a sinking fund for such purpose) of any Membership Unit, or other type of equity interest of the Company or any of its Subsidiaries, or security convertible into or exchangeable or exercisable for such Membership Units or equity interests (which are hereinafter reflected to as "Consolidated Group Securities");


            (b) the authorization or issuance (or the incurrence of any obligation to authorize or issue) of any additional Membership Units or other Consolidated Group Securities;


            (c) the increase or decrease of the total number of authorized Membership Units or other Consolidated Group Securities;


            (d) the  payment or  declaration  of any  dividend  or  distribution
(other than Tax Distributions pursuant to Section 5.03) with respect to any Membership Units or other Consolidated Group Securities;


            (e) the authorization of any merger or consolidation of the Company or any of its Subsidiaries with or into any other entity (except for mergers among wholly-owned Subsidiaries);


            (f) the authorization of the reorganization or sale of the Company or any of its Subsidiaries or the sale of any material assets of the Company or any of its Subsidiaries;


            (g) the authorization of any reclassification or recapitalization of the outstanding Membership Units of the Company or any other Consolidated Group Securities;

            (h) engagement by the Company or any of its Subsidiaries in any business other than the business now conducted or contemplated by the Company or a business or businesses similar thereto or reasonably compatible therewith;


            (i)  the alteration, modification or amendment of this Agreement; or


            (j) the  application  by the  Company  for or  consent  by it to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (ii) the admission in writing by the Company of its inability to pay its debts as they mature, (iii) the making by the Company of a general assignment for the benefit of creditors, or (iv) the filing by the Company of a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or any other action by the Company to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer from the Company admitting the material allegations of a petition filed against it in any proceeding under any such law.


            3.06 LIMITATION ON LIABILITY OF MEMBERS. Except as otherwise provided in the Act, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member or otherwise have any personal recourse hereunder, whether arising in contract, tort or otherwise, solely by reason of being a Member. Except as expressly set forth in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and no Member shall be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by this Agreement, the Act or other applicable law; provided, however, that Members are responsible for their failure to make required Capital Contributions in accordance with
Section 5.01.


            3.07 AUTHORITY. Except as otherwise expressly provided herein, in all matters relating to or arising out of the conduct or the operation of the Company, the decision of the Members (acting by vote of holders of more than fifty percent (50%) in interest of the Common Units) or the Majority Member, as applicable, shall be the decision of the Company. The Company may employ one or more Persons from time to time, and such Persons, in their capacity as Officers or employees of the Company, may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Members or the Majority Member, as applicable.


            3.08 WITHDRAWALS; TERMINATION. No Member shall have any right to resign or withdraw from the Company without the consent of the Members or the Majority Member, as applicable, or to receive any distribution on its Membership Units or the repayment of its Capital Contributions except as provided in
Article V hereof.

            3.09 NO APPRAISAL RIGHTS. No Member shall have any right to have its interest in the Company appraised and paid out under the circumstances provided in Section 18-210 of the Act or any other circumstances.


            3.10 COMPLIANCE WITH SECURITIES LAWS AND OTHER LAWS AND OBLIGATIONS. Each Member hereby represents and warrants to the Company and acknowledges that
(a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto, (b) it is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time and understands that it has no right to withdraw and have its interest repurchased by the Company, (c) it is acquiring an interest in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, and
(d) it understands that the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws or pursuant to valid exemptions from such registration/qualification requirements and the provisions of this Agreement have been complied with.


            3.11      MEMBER INSULATION.


            (a) For so long as, and only during periods from time to time in which the Company shall directly or indirectly hold (or otherwise be attributed with) an ownership or other interest in a Media Enterprise that is "attributed" to the Company under the FCC rules relating to the particular FCC service in which the Media Enterprise operates, no provision of this Agreement shall be construed to permit any Member (other than an Excluded Member), or any person or entity that is a director, officer, partner, employee, or 5% or greater shareholder or other owner of a Member (an "INSULATED MEMBER AFFILIATE"), to do any of the following:


                 (i) act as an employee of the Company if such Members or Member Affiliate's functions, directly or indirectly, relate to such Media Enterprise;


                (ii) serve, in any material capacity, as an independent contractor or agent of the Company with respect to such Media Enterprise;


               (iii) communicate with the Media Enterprise on matters pertaining to the day-to-day operations of such Media Enterprise;


                (iv)  vote to admit any additional Member to the Company;


                 (v)  vote to amend or modify this section of the LLC Agreement;

                (vi) perform any services for the Company materially relating to such Media Enterprise, with the exception of making loans to, or acting as a surety for, such Media Enterprise or the Company; or


               (vii) become actively involved in the management or operation of such Media Enterprise.


            (b) Notwithstanding any other provision of this LLC Agreement to the contrary, a Member that would otherwise be subject to the restrictions set forth in Section 3.11(a) may elect to the treated as an Excluded Member for purposes of this Section 3.11 by giving notice thereof in writing to the other Members.


            For purposes of this Section 3.11, (i) "Media Enterprise" shall mean any Person that, directly or indirectly, owns, controls, or operates a broadcast radio or television station, cable or wireless cable television system, daily newspaper or any communications facility operated pursuant to a license granted by the FCC, and (ii) "Excluded Member" shall mean any Member that is an Affiliate of the Majority Member.


                             ARTICLE IV - MANAGEMENT


            4.01      MANAGEMENT.


            (a) Except as provided in Section 4.01(b) hereof, the Company shall be managed by the Members. No action may be taken by any Member to bind the Company without the prior consent of Members holding more than fifty percent (50%) in interest of the Common Units.


            (b) If any Member shall own more than fifty percent (50%) in interest of the Common Units of the Company (the "Majority Member"), management and control of the business of the Company shall be vested exclusively in the Majority Member for so long as such Member holds more than fifty percent (50%) in interest of the Common Units, and such Majority Member shall have exclusive power and authority, in the name of and on behalf of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company.


            The Majority Member shall, subject to all applicable provisions of this Agreement, be authorized in the name and on behalf of the Company: (i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of the Company's business; and (ii) in general to do all things and execute all documents determined by it to be necessary or appropriate to conduct the business of the Company as more fully set forth in Section 2.02 hereof or as provided by law, or to protect and preserve the Company's assets. The Majority Member may delegate any or all of the foregoing powers. The Majority Member is an agent of the

Company for the purpose of the Company's business. Any action taken by the Majority Member, and the signature of the Majority Member on any agreement, contract, instrument or other document on behalf of the Company, shall be sufficient to bind the Company and shall conclusively evidence the authority of the Majority Member and the Company with respect thereto.


            (c) The Members acting pursuant to Section 4.01(a) or the Majority Member, as applicable, shall be the "manager" (within the meaning of the Act) of the Company, and each shall have the benefits and protections accorded "managers" under the Act. The Members acting pursuant to Section 4.01(a) or the Majority Member shall devote such time to the business and affairs of the Company as is reasonably necessary for the performance of their duties, but shall not be required to devote full time to the performance of such duties and may delegate their responsibilities as provided in this Agreement. The Majority Member shall not be personally liable to the Company or to its other Members for breach of any duty that does not involve: (i) a breach of the duty of loyalty to the Company or its other Members; (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or (iii) a transaction from which the Majority Member derived an improper personal benefit.


            4.02 RELIANCE BY THIRD PARTIES. Any person dealing with the Company or any Member may rely upon a certificate signed by the Majority Member or any Officer as to (i) the identity of any other Member; (ii) any factual matters relevant to the affairs of the Company; (iii) the persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company, or any Member.


            4.03 OFFICERS. The Members or the Majority Member, as applicable, may designate employees of the Company as officers of the Company (the "Officers") as they deem necessary or desirable to carry on the business of the Company and the Members or the Majority Member, as applicable, may delegate to such Officers such power and authority as the Members or the Majority Member, as applicable, deem advisable. Any Officer may hold two or more offices of the Company. The initial Officers of the Company shall be Jamie Kellner (Chairman and Chief Executive Officer), Douglas Gealy (President and Chief Operating
Officer) and Thomas Allen (Executive Vice President and Chief Financial Officer). New offices may be created and filled by the Members or the Majority Member, as applicable. Each Officer shall hold office until his or her successor is designated by the Members or the Majority Member, as applicable, or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Members or the Majority Member, as applicable. Any Officer may be removed by the Members or the Majority Member, as applicable, (acting by majority vote of the Members or the Majority Member, as applicable, other than the Officer being considered for removal, as applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Members or the Majority Member, as applicable. The Officers are not "managers" (within the meaning of the Act) of the Company.


      ARTICLE V - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND ALLOCATIONS
                  AND DISTRIBUTIONS


            5.01 CAPITAL CONTRIBUTIONS. The Initial Members have made as of the date hereof the Capital Contribution to the Company specified on SCHEDULE A attached hereto. Each New Member shall make the Capital Contribution to the Company specified in such Member's Subscription Agreement as of the date of admission of such New Member as a Member of the Company. Except as approved by the Members or the Majority Member, as applicable, or as set forth on SCHEDULE A or in a Member's Subscription Agreement, no Member shall be entitled or required to make any Capital Contribution or loan or advance to the Company; PROVIDED, HOWEVER, that the Company may, subject to the other terms of this Agreement, borrow from its Members as well as from banks or other lending institutions to finance its working capital or the acquisition of assets upon such terms and conditions as shall be approved by the Members or the Majority Member, as applicable, and any such loans by Members shall not be considered Capital Contributions or reflected in their Capital Accounts. The agreed value of all non-cash Capital Contributions made by Members shall be set forth on SCHEDULE A or in such Member's Subscription Agreement. No Member shall be entitled to any interest or compensation with respect to its Capital Contributions or any services rendered on behalf of the Company except as specifically provided in this Agreement. No Member shall have any liability for the repayment of the Capital Contributions of any other Member and shall look only to the assets to the Company for return of its Capital Contributions.


            5.02      CAPITAL ACCOUNTS AND ALLOCATIONS.


            (a) CAPITAL ACCOUNTS. A separate capital account (a "Capital Account") shall be established and maintained for each Member, which shall initially be equal to the Capital Contribution of such Member as set forth on SCHEDULE A hereto. Such Capital Accounts shall be maintained in accordance with
Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and this Section 5.02 shall be interpreted and applied in a manner consistent with said Section of the Treasury Regulations. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members in liquidation or otherwise. The amount of all distributions to Members shall be determined pursuant to Sections 5.03, 5.04 and 5.05.


            (b) ALLOCATION OF PROFITS AND LOSSES. All items of income, gain, loss and deduction as determined for book purposes shall be allocated among the Members and credited or debited to their respective Capital Accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible

(i) that such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-1(b)(2)(ii)(i) (as provided hereinafter) and
(ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Members in proportion to their membership interests unless otherwise required by Code Section 704(b) and the Treasury Regulations promulgated thereunder. To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Member's Capital Account at the end of any fiscal year (increased by such Member's "share of partnership minimum gain" as defined in Treasury Regulations Section 1.704-2) would be positive to the extent of the amount of cash that such Member would receive (or would be negative to the extent of the amount of cash that such Member should be required to contribute to the Company) if the Company sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities) of the Company were distributed in liquidation immediately following the end of such fiscal year in accordance with Section 5.03. Except to the extent otherwise required by the Code, the "traditional method" provided for in Treasury Regulations Section 1.704-3(b) shall apply to all tax allocations governed by Code Section 704(c) and all "reverse Section 704(c) allocations."


            (c) OTHER  ALLOCATIONS.  The  Members  or the  Majority  Member,  as
applicable, may adjust the Capital Accounts of its Members to reflect reevaluations of the Company property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704l(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and
(ii) the Members' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code. In the event that Code Section 704(c) applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. In applying clause (ii) of the second preceding sentence and all of the preceding sentence, the provisions of Code
Section 704(b) shall apply.


            5.03 DISTRIBUTIONS. Subject to (i) the terms of the Act, (ii) any agreements of the Company or any of its Affiliates has with respect to indebtedness for money borrowed to which the Company may from time to time be subject, and (iii) except in the case of distributions pursuant to subsection
(a) below, the prior written consent of holders of a majority in interest of the Common Units, all funds of the Company which are available for distribution (as determined by the Members or the Majority Member, as applicable, in their discretion) shall be distributed as follows:


            (a) FIRST, within one hundred and twenty (120) days after the end of each taxable year during which ACME Television Holdings, LLC ("Holdings") shall have any direct or indirect ownership interest in the Company, there shall be distributed to each Member an amount equal to the product of (i) the Tax Rate and (ii) the difference between (x) the amount of such Member's Taxable Income with respect to such taxable year and (y) the cumulative amount of such Member's Taxable Loss, if any, from all prior taxable years, but only to the extent such Taxable Loss on a cumulative basis exceeds Taxable Income for all prior taxable years on a cumulative basis (the "Tax Distributions"); PROVIDED HOWEVER, that such distribution shall in all events be sufficient to allow Holdings to make the distributions required under Section 5.03(a) of the Limited Liability Company Agreement of Holdings; and

            (b) SECOND, pro rata to all Members in accordance with their respective Distribution Percentages.


            5.04 DISTRIBUTIONS UPON DISSOLUTION. Proceeds from a sale of all or substantially all of the assets of the Company and amounts available upon dissolution, after payment of, or adequate provision for, the debts and obligations of the Company, including the expenses of its liquidation and dissolution, shall be distributed and applied in the following priorities:

            (a) FIRST, to fund reserves as deemed reasonably necessary by the Members or the Majority Member, as applicable, or the Liquidating Trustee for any contingent, conditional or unmatured liabilities or other obligations of the Company, which such reserves (i) may be paid to a bank (or other third-party), to be held in escrow for the purpose of paying any such contingent, conditional or unmatured liabilities or other obligations, and (ii) shall at the expiration of such period(s) as the Members or the Majority Member, as applicable, or Liquidating Trustee may reasonably deem advisable, shall be distributed to the Members in accordance with Section 5.03; and


            (b) SECOND, in accordance with Section 5.03.


            If any assets of the Company are to be distributed in kind in connection with such liquidation, such assets shall be distributed on the basis of their fair market value net of any liabilities encumbering such assets and, to the greatest extent possible, shall be distributed pro-rata in accordance with the total amounts to be distributed to each Member.

            5.05 DISTRIBUTION UPON WITHDRAWAL. No Member shall be entitled to any distribution or payment with respect to its Membership Units upon the resignation or withdrawal of such Member.


            5.06 TAX MATTERS PARTNER. ACME Television Holdings, LLC is hereby designated as the initial "Tax Matters Partner" of the Company for purposes of
Section 6231(a)(7) of the Code, and such Tax Matters Partner shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The Members or the Majority Member, as applicable, may at any time hereafter designate a new Tax Matters Partner; PROVIDED, HOWEVER, that only a Member may be designated as the Tax Matters Partner of the Company.


            (a) PARTNERSHIP STATUS. The Company will elect to be treated as a partnership for purposes of federal and state income tax, and each Member covenants that it will make no election, declaration or statement on or in any tax return, tax filing, or any book or record maintained by it which is inconsistent with or detrimental to the Company's ongoing maintenance of partnership tax status.


            (b) INCOME TAX COMPLIANCE. The Tax Matters Partner shall prepare or cause to be prepared and filed on behalf of the Company, when and as required by applicable law, all federal, state and local income tax information returns or requests for extensions thereof. Not less than thirty (30) days prior to the due date (including extensions) for any return (but not later than August 15 of each year), the Tax Matters Partner shall submit to each Member a copy of the return as proposed for review and a schedule showing the Member's allocable share of the Company's tax attributes ("Tax Attributes") sufficient to allow such Member to include such Tax Attributes in its federal income tax return. Each Member shall provide to the Tax Matters Partner, when and as requested, all information concerning the affairs of such Member as may be reasonably required to permit the filing of such returns.


            (c) TAX ELECTIONS. The Tax Matters Partner shall make the following tax elections on behalf of the Company:


               (i) Unless required to adopt a different taxable year pursuant to
Section 706(b) of the Code, adopt the calendar year as the annual accounting period;

               (ii)   Adopt the accrual method of accounting;


               (iii) Deduct interest expense and taxes attributable to the construction or installation of real and personal property improvements to the fullest extent permitted by the Code;

               (iv) Compute the allowance for depreciation under the most accelerated tax depreciation method and using the shortest life and lowest salvage value authorized by applicable law, consistent with the election provided for in the following clause, with respect to all depreciable assets;

               (v) If allowed by the Code, and to the maximum extent allowable, elect to take available investment tax credit on the full basis of each asset; and

              (vi) Make such other elections as the Tax Matters Partner shall have been directed in writing by the Members or the Majority Member, as applicable, to make. The requirement to make any of the elections set forth above is predicated upon the assumption that current federal income tax law will continue in force. If any legislative change is made in the Code or any other tax statutes or by the IRS in regulations and other pronouncements or by the courts in case law affecting any of such elections so as to materially alter the economic result of the required election, the Tax Matters Partner shall make such election in respect of the item so affected as directed by the Members or the Majority Member, as applicable; provided, however, that such election shall be made in a manner consistent with the best interests of the Members as a group.


     (d) CODE SECTION 754 ELECTION. In connection with any transfer or assignment of any Membership Units, or any distribution with respect to which a Member recognizes gain under Code section 731(a), the Members or the Majority Member, as applicable, shall, upon the written request of any Member, cause the Company to file an election under Code section 754 and the Treasury Regulations thereunder to adjust the basis of the Company assets under Code Section 734(b) or 743(b) and a corresponding election under the applicable sections of state and local law.


                       ARTICLE VI - TRANSFERS OF INTERESTS

            6.01 RESTRICTIONS ON TRANSFERS. Other than the Transfer of Membership Units held by ACME Subsidiary Holdings IV, LLC ("Holdings IV") in exchange for Preferred Units of Holdings IV in accordance with the Limited Liability Company Agreement of Holdings IV, no Membership Units of the Company may be Transferred, nor may any Member offer to Transfer, and no Transfer by a Member shall be binding upon the Company or any Member unless such Transfer complies with the provisions of this Article VI and the Company receives an executed copy of the documents effecting such Transfer.


            No Transfer shall be permitted if such Transfer would (i) violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction, (ii) cause the Company to become subject to regulation as an "investment company" under the Investment Company Act, and the rules and regulations promulgated thereunder, (iii) result in the termination of any material contract to which the Company is a party and which is material, or (iv) result in the treatment of the Company as an association taxable as a corporation or as a "publicly traded partnership" for federal income tax purposes. The Company may require reasonable evidence as to the foregoing, including, without limitation, a favorable opinion of counsel.

            These restrictions on Transfer of the Membership Units will cease to be in effect upon the effectiveness of a registration statement under the Securities Act with respect to the Membership Units pursuant to the terms and conditions of the Membership Unitholders Agreement, dated September 30, 1997, among the Company, Holdings and CIBC Wood Gundy Securities Corp.
(the "Membership Unitholders Agreement").


            6.02 SUBSTITUTE MEMBERS. If a Transferee of Membership Units does not become (and until any such Transferee becomes) a substitute Member in accordance with the provisions of Section 6.01 hereof, such Person shall not be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions which the assigning Member has Transferred to such Person. The Company shall admit as a substitute Member any Person that acquires Membership Units by Transfer from any Member pursuant to Section 6.01 hereof, but only upon the receipt of an executed instrument satisfactory to the Company whereby such assignee becomes a party to this Agreement as a Member.


            6.03 ALLOCATION OF DISTRIBUTIONS BETWEEN ASSIGNOR AND ASSIGNEE. Upon the Transfer of Membership Units pursuant to this Article and unless the assignor and assignee otherwise agree and so direct the Company in a written statement signed by both the assignor and assignee (a) distributions pursuant to
Article V shall be made to the Person owning such Membership Units at the date of distribution and (b) the assignee shall succeed to a pro-rata (based on the percentage of such assignor's Membership Units Transferred) portion of the assignor's Capital Account with respect to such Membership Units.


            Any Membership Units Transferred shall remain subject to the provisions of this Agreement and the transferee shall have entered into an enforceable written agreement providing that all Membership Units so Transferred shall continue to be subject to all provisions of this Agreement as if such Membership Units were still held by the transferring Member, and provided further that such permitted transferee shall not be permitted to make any further Transfer without complying with the provisions of this Agreement.
Anything to the contrary in this Agreement notwithstanding, transferees permitted hereunder shall take any Membership Units so Transferred subject to all obligations under this Agreement as if such Membership Units were still held by the transferring Member whether or not they so expressly agree.


                          ARTICLE VII - INDEMNIFICATION


            7.01 RIGHT TO INDEMNIFICATION. Except as limited by law and subject to the provisions of this Article, the Company shall indemnify each Indemnified Party from and against any and all Losses in any way related to or arising out of this Agreement, the business of the Company or the action or inaction of such Person hereunder (including, without limitation, the actions or inactions of the Members and the other Indemnified

Parties pursuant to Article IX hereof upon dissolution of the Company), which may be imposed on, incurred by or asserted at any time against any such Indemnified Party, except that no indemnification shall be provided for any
Indemnified Party regarding any matter as to which it shall be finally determined that such Indemnified Party did not act in good faith and in the reasonable belief that its action was in the best interests of the Company, or with respect to a criminal matter, that it had reasonable cause to believe that its conduct was unlawful. Subject to the foregoing limitations, such indemnification may be provided by the Company with respect to Losses in connection with which it is claimed that such Indemnified Party received an improper personal benefit by reason of its position, regardless of whether the claim arises out of the Indemnified Party's service in such capacity, except for matters as to which it is finally determined that an improper personal benefit was received by such Indemnified Party. The indemnification contained in this
Article VII shall survive termination of this Agreement.


            7.02 AWARD OF INDEMNIFICATION. The determination of whether the Company is authorized to indemnify any Indemnified Party hereunder and any award of indemnification shall be made in each. instance by the Members; provided, however, that as to any matter disposed of by a compromise payment, pursuant to a consent decree or otherwise, no indemnification, either for said payment or for any other Losses, shall be provided unless there has been obtained an opinion in writing of legal counsel to the effect that the Person subject to indemnification hereunder appears to have acted in good faith and that such indemnification would not protect such Person against any liability to the Company or the Members to which he, she or it would otherwise be subject by reason of gross negligence, willful malfeasance or fraud in the conduct of his, her or its office or actions not taken in good faith by such Person. The Company shall be obliged to pay indemnification applied for by any Indemnified Party unless there is an adverse determination (as provided above) within forty-five
(45) days after the application. If indemnification is denied, the applicant may seek an independent determination of its right to indemnification by a court, and in such event, the Company shall have the burden of proving that the applicant was ineligible for indemnification under this Article. Notwithstanding the foregoing, in the case of a proceeding by or in the right of the Company which an Indemnified Party is adjudged liable to the Company, indemnification hereunder shall be provided only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for such Losses as the court shall deem proper.


            7.03 SUCCESSFUL DEFENSE. Notwithstanding any contrary provisions of this Article, if any Indemnified Party has been wholly successful on the merits in the defense of any action, suit or proceeding in which it was involved by reason of its position with the Company or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of such Indemnified Party), such Indemnified Party shall be indemnified by the Company against all Losses incurred by such Indemnified Party in connection therewith.

            7.04 ADVANCE PAYMENTS. Except as limited by law, Losses incurred by an Indemnified Party in defending any action, suit or proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to such Indemnified Party in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if such Indemnified Party is determined pursuant to this Article VII or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of such Indemnified Party to make repayment; provided, however, that no such advance payment of issues shall be made if it is determined pursuant to
Section 7.02 of this Article on the basis of the circumstances known at the time (without further investigation) that such Indemnified Party is ineligible for indemnification.


            7.05 INSURANCE. The Company shall have power to purchase and maintain insurance on behalf of any Indemnified Party against any liability or cost incurred by such Person in any such capacity or arising out of its status as such, whether or not the Company would have power to indemnify against such liability or cost.


            7.06   HEIRS  AND  PERSONAL  REPRESENTATIVES.   The  indemnification
provided by this Article shall inure to the benefit of the heirs and personal representatives of the Indemnified Parties.


            7.07 NON-EXCLUSIVITY. The provisions of this Article shall not be construed to limit the power of the Company to indemnify the Members, Officers, employees or agents to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.


            7.08 AMENDMENT. The provisions of this Article may be amended or repealed in accordance with Section 10.05; PROVIDED, HOWEVER, that no amendment or repeal of such provisions that adversely affects the rights of the Members under this Article with respect to acts or omissions occurring at any time prior to such amendment or repeal, shall apply to any Member without such Member's consent.


                      ARTICLE VIII - CONFLICTS OF INTEREST


            8.01      TRANSACTIONS WITH INTERESTED PERSONS; CONFLICTS.


            (a) Unless entered into in bad faith, no contract or transaction between the Company and one or more of its Members or any other Indemnified Party, or between the Company and any other Person in which one or more of its Members or any other Indemnified Party has a financial interest or is a director, manager or officer, shall be voidable solely for this reason if such contract or transaction is fair and reasonable to the

Company; and no Member or other Indemnified Party interested in such contract or transaction, because of such interest, shall be liable to the Company or to any other Person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.


            (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Company, its Members and/or the other Indemnified Parties or (ii) whenever this Agreement provides that any such Person shall act in a manner that is, or provide terms that are, fair and reasonable to the Company or any Member, such Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or acceptable industry practices, and any applicable generally acceptable accounting practices or principles. In the absence of bad faith by the Member or other Indemnified Party, as the case may be, the resolution, action or term so made, taken or provided by such Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Person at law or in equity or otherwise.

            8.02 BUSINESS OPPORTUNITIES. Members may engage in or possess an interest in other business ventures of any nature, and neither the Company nor any other Member shall have any rights by virtue of this Agreement in or to any such venture or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the activities of the Company, shall not be deemed improper or wrongful. No Member shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a nature which could be taken by the Company.


             ARTICLE IX - DISSOLUTION, LIQUIDATION, AND TERMINATION


            9.01 NO DISSOLUTION. The Company shall not be dissolved by the admission of additional Members, the withdrawal of a Member or the written consent of all Members, but shall continue to exist in perpetuity, except in accordance with the terms of this Agreement. Upon the death, retirement, resignation, expulsion, Bankruptcy or dissolution of any Member the Company shall not dissolve and its affairs shall not be wound up except as set forth in
Section 9.02 below.


            9.02 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:


            (a) if a Majority  Member shall be acting as a Manager under Section
6.02 hereof, the Bankruptcy, dissolution, death, retirement, or resignation of the Majority Member; unless the Company is continued upon the written consent of a majority of the remaining Members, such consent to be given within ninety (90) days following the occurrence of such event;


            (b) if there shall be no Majority  Member  acting as a Manager under
Section 6.02 hereof, the Bankruptcy, dissolution, death, retirement, or resignation of any Member; unless the Company is continued upon the written consent of a majority of the remaining Members, such consent to be given within ninety (90) days following the occurrence of such event;


            (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.


            9.03 NOTICE OF DISSOLUTION. Upon the dissolution of the Company, the Member or the other Person or Persons (the "Liquidating Trustee") appointed by the Members or the Majority Member, as applicable, to carry out the winding up of the Company, shall promptly notify the Members of such dissolution.


            9.04 LIQUIDATION. Upon dissolution of the Company, the Liquidating Trustee shall proceed diligently to liquidate the Company and wind up its affairs and to make final distributions as provided in Section 5.04 hereof and in the Act. The costs of dissolution and liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidating Trustee shall continue to operate the Company properties with all of the power and authority of the Members or the Majority Member, as applicable. As promptly as possible after dissolution and again after final liquidation, the Liquidating Trustee shall cause an accounting to be made by a firm of independent public accountants of the Company's assets, liabilities and operations.


            9.05 CERTIFICATE OF CANCELLATION. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the Members or the Majority Member, as applicable, (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware under the Act, cancel any other filings made pursuant to Sections 2.01, 2.02 and 2.04, and take such other actions as may be necessary to terminate the existence of the Company.


                         ARTICLE X - GENERAL PROVISIONS


            10.01 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment. All amounts so deducted shall nevertheless be treated as distributions for purposes of Sections 5.03, 5.04 and 5.05 hereof.

            10.02 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and shall be given either by registered or certified mail, addressed to the recipient, with return receipt requested, or by delivering the writing to the recipient in Person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective upon receipt or three days after the date mailed, whichever is sooner. All notices, requests, and consents to be given to a Member must be sent to or delivered at the addresses given for that Member on SCHEDULE A, or such other address as that Member may specify by written notice to the other Members and the Company. Any notice, request, or consent to be given to the Company must be given to the Members or the Majority Member, as applicable, at the address of the principal office of Company specified in Section 2.03. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.


            10.03 ENTIRE AGREEMENT. This Agreement, together with each Member's Subscription Agreement, constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.


            10.04 AMENDMENT OR MODIFICATION; TERMS. This Agreement, including any Schedule hereto, may be amended from time to time, in whole or in part, by an instrument in writing signed in accordance with Section 3.04 hereof. Copies of each such amendment shall be delivered to each Member at least thirty (30) days prior to the effective date of such amendment; PROVIDED, HOWEVER, in the case of any amendment that the Members or the Majority Member, as applicable, determines is necessary or appropriate to prevent the Company from being treated as a publicly traded partnership taxed as a corporation under section 7704 of the Code, the amendment shall be effective on the date provided in the instrument containing the terms of such amendment. Nothing contained in this Agreement shall permit the amendment of this Agreement to impair the exemption from personal liability of the officers, employees and agents of the Company or Members or to permit assessments upon the Members.


            10.05 BINDING EFFECT. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.


            10.06 GOVERNING LAW; SEVERABILITY. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, exclusive of its conflict-of-laws principles. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate, or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.


            10.07 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as requested by the Members or the Majority Member, as applicable.


            10.08 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.


            10.09 THIRD-PARTY BENEFICIARIES. Except with respect to the Lenders, who are expressly intended to be third-party beneficiaries of this Agreement, there shall be no third-party beneficiaries of this Agreement.


            10.10 FAILURE TO PURSUE REMEDIES. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.


            10.11 CUMULATIVE REMEDIES. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other right the parties may have by law, statute, ordinance or otherwise.


            10.12 NOTICE TO MEMBERS OF PROVISIONS OF THIS AGREEMENT. By executing this Agreement, each Member acknowledges that such Member has actual notice of (a) all of the provisions of this Agreement, including, without limitation, the restrictions on the Transfer of Membership Units set forth in Articles III and VI, and (b) all of the provisions of the Certificate. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.


            10.13 INTERPRETATION. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act; and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Articles and Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

            10.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.


                                  [END OF TEXT]

            IN WITNESS WHEREOF, the parties hereto executed this Agreement under seal as of the date set forth above.

                                       ACME INTERMEDIATE HOLDINGS, LLC


                                       By /s/Douglas E. Gealy
                                          --------------------------------
                                          Name:  Douglas E. Gealy
                                          Title: President and Chief Operating
                                                 Officer


                                       ACME TELEVISION HOLDINGS, LLC


                                       By /s/Douglas E. Gealy
                                          --------------------------------
                                          Name:  Douglas E. Gealy
                                          Title: President and Chief Operating
                                                 Officer


                                       ACME SUBSIDIARY HOLDINGS, LLC


                                       By /s/Douglas E. Gealy
                                          --------------------------------
                                          Name:  Douglas E. Gealy
                                          Title: President and Chief Operating
                                                 Officer

                                       ACME SUBSIDIARY HOLDINGS IV, LLC



                                       By /s/Douglas E. Gealy
                                          --------------------------------
                                          Name:  Douglas E. Gealy
                                          Title: President and Chief Operating
                                                 Officer

                         ACME INTERMEDIATE HOLDINGS, LLC



                                   Schedule A

                  MEMBER                      NO. OF UNITS        CAPITAL CONTRIBUTION

ACME Television Holdings, LLC                 819,313.875              $55,090,496.82
ACME Subsidiary Holdings, LLC                  4,477.125               $   309,503.18
ACME Subsidiary Holdings IV, LLC                18,132.0               $ 1,101,093.75




                                                                       EXHIBIT A


                              [FORM OF COMMON UNIT]


                              [APPLICABLE LEGENDS]

Certificate No. ____                        Number of Common Units: _________


                       Certificate Evidencing Common Units
                                       of
                         ACME Intermediate Holdings, LLC


     ACME Intermediate Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company"), hereby certifies that [HOLDER] (the "Holder") is the registered owner of [ __________________] Common Units. The designation, rights, privileges, restrictions and preferences and other terms and provisions of the Common Units represented hereby are set forth in all respects in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 24, 1997 (as the same may be amended, supplemented or modified in accordance with its terms, the "LLC Agreement"). Capitalized terms used herein but not defined shall have the meaning given them in the LLC Agreement. The Company will provide a copy of the LLC Agreement to the Holder without charge upon written request to the Company at its principal place of business.


     Upon receipt of this certificate, the Holder shall be admitted to the Company as a Member and shall be bound by the LLC Agreement and shall be entitled to the benefits thereunder.


     IN WITNESS WHEREOF, the Company has executed this certificate this ___ day of -------.

                                            ACME Intermediate Holdings, LLC



                                            By:  _______________________________
                                                 Name:
                                                 Title:  Manager

                                                                         ANNEX A


                        FORM OF PRIVATE PLACEMENT LEGEND


          THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERRED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF
          (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1),
          (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN "INSTITUTIONAL ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN "OFFSHORE TRANSACTION" PURSUANT TO REGULATION S,
          (2) AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A INSIDE THE UNITED STATES, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALE TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO RULE 904 OF REGULATION S, (E) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT IS

          ACQUIRING THE SECURITIES FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (3) AGREES THAT IT SHALL BE BOUND, TO THE EXTENT APPLICABLE, BY THE TERMS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF SEPTEMBER 24, 1997, (4) AGREES THAT IT SHALL BE BOUND, TO THE EXTENT APPLICABLE, BY THE TERMS OF THE MEMBERSHIP UNITHOLDERS AGREEMENT DATED AS OF SEPTEMBER 30, 1997 AND
          (5) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.